CEO Letter to Dogwood Therapeutics Shareholders: First Quarter 2026

Progress Report

ALPHARETTA, Ga., March 26, 2026 -- Dogwood Therapeutics, Inc. (NASDAQ: DWTX) (“DWTX” or “Company”), a development-stage biotechnology company that focuses on developing new non-opioid medicines to treat pain and neuropathy, today issued a corporate update in the following Letter to Shareholders from CEO Greg Duncan.

Dear Shareholders,

Dogwood Therapeutics is a development-stage biotechnology company with the ultimate goal of advancing the standard of care for patients suffering from cancer-related pain and neuropathy, two conditions where both patients and providers are in clear need of alternative treatment options.  As we exit the first quarter of 2026, the Company has made extensive progress over the past quarter in expanding and advancing its pipeline of first-in-class new development candidates to treat cancer- and chemotherapy-induced pain and neuropathy.

Highlights include:

●	Recruitment of 145 patients in the Halneuron® Phase 2b Chemotherapy Induced Pain (HALT-CINP) Study, with final study data projected for release this fall.
●	Raised $12.5 million in capital this quarter, which, when combined with our 2025 year-end cash on hand, provides operational runway through the Halneuron® HALT-CINP data release this fall.
●	Filed the investigational new drug application for SP16 IV, a potential treatment for neuropathy and inflammation caused by cancer chemotherapy. The license is a royalty-free, global development and commercialization license to treat cancer-related pain and neuropathy.
o	The forthcoming SP16 Phase 1b study is fully funded by a development grant from the National Cancer Institute.
●	Continued advanced development of a chemically equivalent, synthesized version of Halneuron® to be used for Phase 3 development and commercialization.
o	This new formulation should reduce manufacturing costs and improve yields as compared to the current biological extract.

As a team, we believe the year ahead holds great promise for DWTX shareholders and patients alike.  In 2026, we are focused on executing on the following target milestones:

●	Filing the SP16 Chemotherapy Induced Pain and Neuropathy Investigational New Drug application (IND) with FDA in collaboration with our partner, Serpin Pharma, in the first quarter.

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●	Commencing dosing patients in the forthcoming SP16 Phase 1b study by mid-2026.
●	Full recruitment of the Halneuron® Phase 2b HALT-CINP study this summer.
●	Submitting our end of Phase 2 summary, manufacturing plans and Phase 3 clinical development plans to FDA towards the end of 2026, assuming favorable outcomes in our ongoing Halneuron® Phase 2b program.

In closing, let me convey our appreciation for your support in our journey to advance the standard of care for patients suffering from pain and neuropathy.  As always, we plan to communicate our corporate progress in a timely manner.

Sincerely,

Greg Duncan

Chairman & CEO of Dogwood Therapeutics, Inc.

March 2026

About Dogwood Therapeutics:

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing new medicines to treat pain and neuropathic disorders. The Dogwood research pipeline includes two first-in-class development candidates, Halneuron® and SP16 IV.

Our lead product candidate, Halneuron®, is in Phase 2b development to treat pain conditions including the neuropathic pain associated with chemotherapy treatment. Halneuron® has been granted fast track designation from the FDA for the treatment of CINP. Halneuron® is a non-opioid, NaV 1.7 analgesic which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic chemotherapy-induced neuropathic pain (“CINP”).  SP16 IV is a low-density lipoprotein receptor related protein-1 agonist (LRP1) with potential to treat neuropathy and prevent or repair nerve damage following chemotherapy. SP16 acts as an LRP1 agonist that in turn provides alpha-1-antitrypsin-like activity. Consistent with alpha-1-antitrypsin anti-inflammatory and immunomodulatory actions, SP16 preclinically demonstrated anti-inflammatory (analgesic) action via potential reductions in IL-6, IL-8, IL1B and TNF-alpha levels, as well as potential to repair damaged tissue via increases in pAKT and pERK that regulate fundamental processes like growth, proliferation and survival. The forthcoming SP16 IV Phase 1b CINP trial is fully funded by the National Cancer Institute.

Dogwood Therapeutic’s largest shareholder is a member of CK Life Sciences Int’l., (Holdings) Inc., which is listed on the Hong Kong Stock Exchange (Stock code: 0775). For more information, please visit www.dwtx.com.

Forward-Looking Statements:

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2025, which has been filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:

IR@dwtx.com